EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 on Forms S-3 (SEC File No. 333-139752), and the related prospectus, and the registration statement on Form S-8 (Nos. 333-155907, 333-147603 and 333-138297) of China Direct, Inc. of our report dated March 27, 2009 related to the consolidated balance sheets of China Direct, Inc. and its Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2008 and 2007 appearing in China Direct, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2008.

SHERB & CO., LLP

/s/ Sherb & Co., LLP

Boca Raton, Florida
March 27, 2009